Exhibit 99.1

EXHIBIT 99.1 PRESS RELEASE, DATED FEBRUARY 15, 2006, OF ENERSYS REGARDING THIRD QUARTER RESULTS

EnerSys Reports Third Quarter Fiscal Year 2006 Results

READING, PA, February 15, 2006/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today pro forma net earnings for its third fiscal quarter of 2006 ending January 1, 2006 of $9.6 million, or $0.21 per share basic and $0.20 per share diluted, compared to net earnings of $6.8 million, or $0.15 per share basic and $0.14 per share diluted, in the prior year’s third fiscal quarter. This is at the upper end of the $0.17 to $0.21 per share pro forma guidance provided on November 15, 2005.

Net earnings for the Company’s third fiscal quarter of 2006 were $7.8 million or $0.17 per share basic and diluted, compared to net earnings of $6.8 million, or $0.15 per share basic and $0.14 per share diluted in the prior year. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of pro forma financial information. The pro forma adjustment for the third fiscal quarter of 2006 relates to the elimination of restructuring charges, and a non-cash write-off of fixed assets.

Net sales for the third fiscal quarter of 2006 were $321.8 million compared to $273.7 million in the comparable period of the prior year, or an increase of 17.6%. The results reflect the inclusion of the acquisition of FIAMM SpA’s motive power business, which occurred in the first fiscal quarter of 2006, and GAZ GmbH’s reserve power business, which occurred in the third fiscal quarter of 2006. These two acquisitions contributed sales of approximately $21 million in the third fiscal quarter of 2006 or approximately 8 percentage points of the increase compared to the prior year. Additionally, foreign currency translation (primarily from the Euro) had an unfavorable impact on the third fiscal quarter of 2006 net sales, which resulted in an approximate 6 percentage point decrease compared to the comparable period in the prior year.

EnerSys’ third fiscal quarter of 2006 operating results for its reporting segments, compared to the third fiscal quarter of 2005 are as follows (in millions):

	Fiscal quarter ended
	January 1, 2006		January 2, 2005
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$140.8	$5.9	$128.3	$8.8
Motive Power	181.0	11.2	145.4	7.8

	$321.8	$17.1	$273.7	$16.6

The segment operating results shown above present operating earnings instead of net earnings, because the Company does not allocate non-operating income and expense items to its reporting business segments.

Pro forma net earnings for the nine months of fiscal 2006 were $24.9 million or $0.54 per share basic and $0.53 per share diluted, compared to pro forma net earnings of $28.1 or $0.61 per share basic and $0.60 per share diluted in the prior year. Net earnings for the nine months of fiscal 2006 were $19.0 million or $0.41 per share basic and diluted, compared to net earnings of $22.2 million and net earnings available to common shareholders of $14.1 million or $0.42 per share basic and diluted in the prior year. The pro forma adjustment for the nine months of fiscal 2006 relates primarily to the elimination of the restructuring charges, while the pro forma adjustments for the prior year relate to the effect of the IPO, elimination of a special charge and elimination of the Company’s non-cash Series A convertible stock dividend. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of pro forma financial information.

Net sales for the nine months of fiscal 2006 were $930.1 million compared to $798.3 million in the prior year, or an increase of 16.5%. The fiscal 2006 results reflect the inclusion of approximately $45 million of sales attributable to the acquisition of FIAMM SpA’s motive power business and GAZ GmbH’s reserve power business, or approximately 6 percentage points of the increase in the nine months of fiscal 2006 compared to the prior year. Additionally, foreign currency translation (primarily the Euro) had an unfavorable impact on the nine months of fiscal 2006 net sales, which resulted in an approximate 2 percentage point decrease compared to the comparable period in the prior year.

EnerSys’ nine fiscal months of 2006 operating results for its reporting segments, compared to the nine months of 2005 are as follows (in millions):

	Nine fiscal months ended
	January 1, 2006		January 2, 2005
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$417.0	$21.9	$382.4	$29.7
Motive Power	513.1	22.7	415.9	28.8

	$930.1	$44.6	$798.3	$58.5

The segment operating results shown above present operating earnings instead of net earnings, because the Company does not allocate non-operating income and expense items to its reporting business segments.

“I am pleased with our third quarter results with a net sales increase of 18% over last year’s third quarter as we continue to grow our global market share. Our pro-forma net earnings of $0.20 per diluted share is at the upper end of our forecast range of $0.17 to $0.21. We continue to emphasize our cost reduction programs in an effort to offset the significant increases we have experienced in commodities, especially lead”, stated John D. Craig, Chairman, President & Chief Executive Officer of the Company. “We have also announced two price increases totaling in excess of 10% since late November and remain both aggressive and steadfast in our actions to recover increased costs. Additionally, we are encouraged that, based on recent announcements, many of our competitors appear to be more determined to obtain price increases. We have and will continue to turn away business that does not have acceptable profitability levels.”

Craig added, “We anticipate that for our fourth fiscal quarter of 2006, our diluted net earnings per share will be between $0.21 and $0.25.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), that are based on management’s current expectations and are subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including the earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter ended January 1, 2006, which was filed with the U.S. Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures

This press release contains pro forma earnings information determined by methods other than in accordance with US. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses non-GAAP measures in their analysis of the Company’s performance. These measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated primarily with our IPO and our restructuring initiatives. Management believes presentations of financial measures reflecting these adjustments provide important supplemental measurement information in evaluating the operating results of our business as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this pro forma supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental information should not be construed as an inference that the company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP financial measures to reported amounts.

Pro forma net earnings are calculated giving effect to the IPO as if it occurred as of the beginning of the pro forma periods presented, and excluding restructuring and other charges. Pro forma basic and diluted weighted-average share amounts are calculated as of the IPO date for the fiscal 2005 periods. The following tables provide additional information regarding certain non-GAAP measures.

	Fiscal quarters ended
	January 1, 2006	January 2, 2005
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings available to common shareholders	$7.8	$6.8
Pro forma adjustments (net of tax):
Restructuring and other charges	1.8	—

Pro forma net earnings available to common shareholders	$9.6	$6.8

Basic shares reconciliation
As reported basic weighted average shares	46,249,384	45,954,336
Pro forma adjustments:
Adjust weighting to IPO effective date	—	(8,777)

Pro forma basic weighted average shares	46,249,384	45,945,559

Diluted shares reconciliation
As reported diluted weighted average shares	46,949,052	46,681,392
Pro forma adjustments:
Adjust dilutive options to IPO effective date	—	(233,386)

Pro forma diluted weighted average shares	46,949,052	46,448,006

Pro forma earnings per share:
Basic	$0.21	$0.15
Diluted	$0.20	$0.14
Reported earnings per share:
Basic	$0.17	$0.15
Diluted	$0.17	$0.14

	Nine fiscal months ended
	January 1, 2006	January 2, 2005
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings available to common shareholders	$19.0	$14.1
Pro forma adjustments (net of tax):
Interest expense	—	1.9	(1)
Restructuring and other charges	5.9	3.9
Series A convertible stock dividends	—	8.2

Total pro forma adjustments	5.9	14.0

Pro forma net earnings available to common shareholders	$24.9	$28.1

Basic shares reconciliation
As reported basic weighted average shares	46,210,187	33,205,871
Pro forma adjustments:
Adjust weighting to IPO effective date	—	12,739,688

Pro forma basic weighted average shares	46,210,187	45,945,559

Diluted shares reconciliation
As reported diluted weighted average shares	46,738,021	33,803,341
Pro forma adjustments:
Adjust dilutive options to IPO effective date	—	(97,949)
Assumed beginning of fiscal 2005 year weighting	—	12,742,614

Total pro forma adjustments	—	12,644,665

Pro forma diluted weighted average shares	46,738,021	46,448,006

Pro forma earnings per share:
Basic	$0.54	$0.61
Diluted	$0.53	$0.60
Reported earnings per share:
Basic	$0.41	$0.42
Diluted	$0.41	$0.42

(1)	Resulting from the assumed prepayment of debt associated with the March 2004 recapitalization as if it occurred as of April 1, 2004.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	January 1, 2006	January 2, 2005
Net sales	$321.8	$273.7
Gross profit	69.6	60.4
Operating earnings	17.1	16.6
Earnings before income taxes	11.0	10.5
Net earnings available to common shareholders	$7.8	$6.8
Net earnings per common share
Basic	$0.17	$0.15
Diluted	$0.17	$0.14
Weighted average shares outstanding
Basic	46,249,384	45,954,336
Diluted	46,949,052	46,681,392
Pro forma net earnings per common share (1)
Basic	$0.21	$0.15
Diluted	$0.20	$0.14
Pro forma weighted average shares outstanding
Basic	46,249,384	45,945,559
Diluted	46,949,052	46,448,006

(1)	Pro forma net earnings available to common shareholders for the third fiscal quarter of 2006 were $9.6 and gives effect to the elimination of restructuring and other charges of $1.8 (net of tax). Pro forma net earnings available to common shareholders for the third fiscal quarter of 2005 were not adjusted

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Nine fiscal months ended
	January 1, 2006	January 2, 2005
Net sales	$930.1	$798.3
Gross profit	200.3	188.2
Operating earnings	44.6	58.5
Earnings before income taxes	28.0	34.3
Net earnings	19.0	22.2
Series A convertible preferred stock dividends	—	(8.2)
Net earnings available to common shareholders	$19.0	$14.1
Net earnings per common share
Basic	$0.41	$0.42
Diluted	$0.41	$0.42
Weighted average shares outstanding
Basic	46,210,187	33.205,871
Diluted	46,738,021	33,803,341
Pro forma net earnings per common share (2)
Basic	$0.54	$0.61
Diluted	$0.53	$0.60
Pro forma weighted average shares outstanding
Basic	46,210,187	45,945,559
Diluted	46,738,021	46,448,006

(2)	Pro forma net earnings available to common shareholders for the first nine fiscal months of 2006 were $24.9 and gives effect to the elimination of the restructuring and other charges of $5.9 (net of tax). Pro forma net earnings available to common shareholders for the nine fiscal months of 2005 were $28.1 and gives effect to the elimination of the restructuring and other charges of $3.9 (net of tax), the reduction of interest expense by $1.9 (net of tax) resulting from the assumed repayment of debt from the IPO proceeds as if it occurred on April 1, 2004, and the elimination of the Series A convertible preferred stock dividend of $8.2.

EnerSys will host a conference call to discuss the Company’s third fiscal quarter 2006 financial results and to provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for February 16, 2006, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:
Date:	Thursday, February 16, 2006
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	866-770-7120
International Dial-In Number:	617-213-8065
Passcode:	59893537

A replay of the conference call will be available from 11:00 a.m. on February 16, 2006, through midnight on March 16, 2006.

The replay information is:
Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	37979108

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.